SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
      DATED  DECEMBER 16, 2005, AS LAST AMENDED NOVEMBER 10, 2010 BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                           WESTWOOD MANAGEMENT CORP.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

FUND                                                  RATE
----                                                  ----
WHG Income Opportunity Fund                           0.75%
WHG Smid Cap Fund                                     0.75%
WHG LargeCap Value Fund                               0.75%
WHG SmallCap Fund                                     0.75%
WHG Dividend Growth Fund                              0.75%
WHG Balanced Fund                                     0.75%